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                                                                     EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT


        This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into this 1st day of April 1999 by and between THE TRIZETTO GROUP, INC., a Delaware corporation (the "Buyer"), and MANAGEMENT AND TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (the "Seller").

                                    RECITALS

        WHEREAS, Seller is engaged in the business of providing (i) strategic and analytical support services, including information systems and information management support, and billing and collection services (the "Business"), and
(ii) comprehensive management and administrative services, and

        WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain of Seller's assets used primarily in or relating to the Business under the terms and conditions set forth in this Agreement.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.      PURCHASE AND SALE OF ASSETS.

                1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth herein, Seller shall sell, transfer, assign and deliver to Buyer and Buyer shall purchase, accept and acquire from Seller, all assets, tangible or intangible, relating to the Business as set forth in Schedule 1.1 attached hereto (collectively, the "Assets").

                1.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments, consents to assignments and other good and sufficient instruments of conveyance and assignment, in such form as shall be reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer all right, title and interest of Seller in and to the Assets. At and following the Closing, Seller will take all additional steps as may be reasonably necessary to put Buyer in possession and operating control of the Assets.

        2.      CONSIDERATION

                2.1 THE PURCHASE PRICE. The total purchase price to be paid to Seller for the Assets at Closing shall consist of Sixty Thousand (60,000) shares of Common Stock (the "Shares") of the Buyer and assumption of specified liabilities set forth in Section 2.2 below (the "Purchase Price"). The Purchase Price shall be allocated among the Assets as determined by Buyer in its sole discretion. The Parties acknowledge and agree that the Purchase Price constitutes fair and adequate consideration for the Assets. The parties hereto shall report consistent with Buyer's allocation on all income tax returns, and will comply with, and furnish the information required by Section 1060 of

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the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder. At the Closing the Buyer shall deliver to Seller a stock certificate registered in Seller's name evidencing the shares.

                2.2 ASSUMED LIABILITIES. As additional consideration for the conveyance, transfers and assignments made to Buyer pursuant to Section 1.1, Buyer, effective with such transfer, shall assume and become responsible for the Assumed Liabilities. "Assumed Liabilities" means solely (i) those liabilities set forth, and in the amounts specified, in Schedule 2.2 (the "Assumed Liabilities Statement") and (ii) the obligations of the Business arising subsequent to the Closing Date under the agreements, contracts, leases, licenses, and other arrangements set forth in Schedule l.l. Anything herein to the contrary notwithstanding, in no event shall Assumed Liabilities include any liabilities or obligations arising out of any breach or default by Seller or facts that, with notice or lapse of time or both, would constitute a default on the part of Seller of the performance of any such agreements, contracts, leases, licenses or arrangements which occurred prior to the Closing Date. Other than the Assumed Liabilities, Buyer shall not assume or in any way be liable or responsible for (and Seller shall retain and remain fully liable and responsible for) any other liabilities and obligations of Seller of any nature whatsoever, known or unknown, whether absolute, contingent or otherwise, including without limitation any sales, use or other term payable in connection with the sale and transfer of the Assets hereunder. In no event shall Assumed Liabilities include any contract agreement, the assumption and transfer of which to Buyer would constitute material breach.

                3. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and warrants to Buyer as follows:

                3.1 ORGANIZATION; AUTHORIZATION. Seller operates the Business as a Delaware corporation and has full power and authority to carry on the Business as it is now being conducted. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the Business conducted or property owned by it makes such qualification necessary. The execution and delivery and performance of this Agreement by Seller and the performance by Seller of the transactions contemplated hereby have been duly approved by the Board of Directors of Seller and the stockholders of Seller in accordance with the Delaware General Corporation Law. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

                3.2 NO CONSENT. Except as set forth on Schedule 3.2, no consent, order, license, approval or authorization of, or exemption by, or registration or filing with, any governmental authority, bureau or agency, and no consent or approval of any other third person, corporation, partnership, trust, incorporated or unincorporated association, government (or any agency or political subdivision thereof) or other entity of any kind (each a "Person"), is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement or the consummation of the transactions contemplated by this Agreement.

                3.3 NO BREACH. Except as set forth on Schedule 3.3, neither the authorization, execution, delivery or performance of this Agreement by Seller nor the consummation of any transactions contemplated by this Agreement will (i) violate, conflict with or result in the material breach or termination of, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or



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otherwise) under the terms of, any contract, lease, bond, agreement, franchise or other instrument to which Seller is a party relating to the Business or any of the Assets, including without limitation any contract or agreement which is included in the Assumed Liabilities, or (ii) result in the creation of any Encumbrance (as defined below) upon the Business or any of the Assets.

                3.4 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 3.4, the operation of the Business and the ownership and use of the Assets are in compliance in all material respects with all applicable judgments, orders, injunctions, awards or decrees and all federal, state or local laws, rules or regulations, codes or ordinances. Seller has duly obtained and holds all consents, authorizations, permits, licenses, orders or approvals of all Federal, state or local governmental or regulatory bodies that are material to the conduct of the Business or the ownership or use of the Assets (collectively, the "Permits"); no violations are or have been recorded in respect of any such Permit and no proceeding is pending or threatened to revoke, deny or limit any such Permit; and the Permits will be transferred to Buyer without the consent of any governmental agency or authority.

                3.5 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.5 are (i) the balance sheets dated December 31, 1997 and December 31, 1998 and the income statements for the twelve months ended December 31, 1998 and (ii) a balance sheet and income statement as of the two month period ended February 28, 1999 (hereinafter collectively referred to as the "Financial Statements"). Except as disclosed therein, the Financial Statements (i) have been prepared on an accrual basis, (ii) are consistent with the books and records of Seller,
(iii) have been prepared on a consistent basis for all periods covered thereby except as disclosed therein, and (iv) present fairly the assets and liabilities and financial condition and results of operations of the Business as at the dates thereof, and for the periods stated therein.

        The Business has no liabilities or obligations (absolute, accrued, contingent, direct or indirect, matured or unmatured or otherwise) except (i) liabilities that are disclosed on any schedule to this Agreement, (ii) liabilities which are reflected or reserved against or are disclosed on the Balance Sheet as of February 28, 1998, attached as part of Schedule 3.5 hereto (the "1999 Balance Sheet"), and (iii) liabilities incurred in the ordinary course of business and consistent with past practice since February 28, 1999 which do not exceed One Thousand Dollars ($1000) in the aggregate.

        All accounts receivable reflected in the 1999 Balance Sheet arose from bona fide transactions in the ordinary course of business and represent bona fide claims against debtors for services rendered by Seller and the accounts receivable do not include any amounts reflecting discounts, allowances, trade or barter.

                3.6     ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.6, from February 28, 1999 to the Closing Date, there has not been:

                        (a) any material change in the business, operations, assets or liabilities of the Business except for such changes in the ordinary course of business;

                        (b) any material change in the manner of conducting the Business or using the Assets, which has had a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Business;



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                        (c)     any damage, destruction or other casualty loss
(whether or not covered by insurance) which has had or would reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Business;

                        (d) except in the ordinary course of business, any amendment, modification or termination of any existing, or entering into any new, contract, agreement, plan, license or permit which is material to the Business;

                        (e) any sale, transfer, assignment or disposition of any asset which is material to the Business;

                        (f) the incurrence of any material liability except for liabilities incurred in the ordinary course of business;

                        (g) any failure to pay when due any material obligations or amounts relating to the Business, except where Seller is in good faith disputing such obligations or amounts; or

                        (h) any change in sales policies regarding credit terms, approval of credit or the acceptability of advertising categories.

                3.7 TITLE TO ASSETS. Seller has good and marketable title to, or valid leasehold interests in, the Assets free and clear of all liens, pledges, claims, charges, easements, security interests, encumbrances or other rights of any third party ("Encumbrances"). No other Person has any right, title or interest in the Assets or Business. Seller has performed all material obligations required to be performed by it with respect to all Assets leased by it. Seller enjoys peaceful and undisturbed possession of all premises it presently occupies in connection with the Business and the Assets, and Seller's leasehold interests in such premises are not subject to any Encumbrances, encroachments, building or use restrictions or limitation which in any material respect interfere with or impair Seller's present and continued use for the stated term thereof in the usual and normal conduct of its business.

                3.8     INTELLECTUAL PROPERTY; SOFTWARE; AND YEAR 2000
COMPLIANCE.

                        3.8.1   INTELLECTUAL PROPERTY, SOFTWARE AND PRODUCTS

                        (a) Schedule 3.8.1(a) contains a complete and correct list of all patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, trade names, service marks, service names, licenses, trade secrets, and any other know-how or intellectual property rights, and rights in any thereof ("Intellectual Property") and software programs and rights in any thereof ("Software") relating to or used in the business or operations of the Business ("Intellectual Property" and "Software shall collectively be referred to as the "Technology"). Except as disclosed in Schedule 3.8.1(a), no employee of Seller has any right, title or interest or to any Technology used in the Business.

                        (b) Except as disclosed in Schedule 3.8.1(b), Seller owns all right, title and interest in and to all the Technology used in or necessary for the conduct of the Business, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without



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limitation any distribution rights and royalty rights). Such Technology constitutes all the Technology necessary for the conduct of the Business in the manner conducted immediately prior to the Closing. Seller has not infringed nor is infringing upon any intellectual property rights of others.

                        (c) Except as disclosed in Schedule 3.8.1(c), no claims have been asserted against Seller by any person challenging Seller's use or distribution (including manufacture, marketing license, or sale) of any products utilized by Seller, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. To the best knowledge of Seller, there is no valid basis for any claim of the type specified in this Section 3.8.1(c).

                        (d) Except as disclosed in Schedule 3.8.1(d), the Technology complies in all material respects with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to the Business.

                        (e) Seller has furnished Buyer with all end user documentation relating to the use, maintenance or operation of the Technology, all of which is true and accurate in all material respects.

                        (f) Except as disclosed in Schedule 3.8.1(f), to the best of Seller's knowledge, no employee of the Seller is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Seller or any other party because of the nature of the business conducted by the Seller or proposed to be conducted by the Seller.

                        3.8.2   YEAR 2000 COMPLIANCE. Except as disclosed in
Schedule 3.8.2, all of Seller's products and services are Year 2000 Compliant in all material respects. Except as disclosed in Schedule 3.8.2, if Seller is obligated to repair or replace products or services previously provided by the Seller that are not Year 2000 Compliant in order to meet Seller's contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, Seller has repaired or replaced those products and services to make them Year 2000 Compliant in all material respects. Except as disclosed in Schedule 3.8.2, Seller has furnished the Buyer with true, correct and complete copies of any customer agreements and other materials and correspondence in which Seller has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionality of Seller's products or services on or after January 1, 2000.

                3.9 LITIGATION. There are no actions, suits, or any administrative inquiries, arbitration, proceedings or investigations by any person, entity or agency, pending or threatened against the Business or the Assets (or against Seller or any of its affiliates pertaining to the Business or the Assets). To the best of Seller's knowledge, there are no claims by any person, entity or agency, pending or threatened against the Business or the Assets (or against Seller or any of its affiliates pertaining to the Business or the Assets).

                3.10 TAX MATTERS. Seller has duly filed, or has obtained a filing extension from the appropriate governmental agencies with respect to, all federal, state and local tax returns required



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to be filed by Seller on or prior to the Closing Date and has paid or provided for any Taxes shown as due on such returns relating to the Business or the Assets. Seller is not a party to any proceeding or inquiry by any governmental agency for the assessment or the proposed assessment or for the collection of Taxes which if unpaid might result in an Encumbrance upon the Assets as of the Closing Date, nor to Seller's knowledge has any claim for such assessment been asserted against Seller.

        As used in this agreement, "Taxes" shall mean all income, gross receipts, sales, transfer, use, employment, franchise, profits, property and other taxes, fees, stamp taxes and duties, assessments, and charges of any kind whatsoever (whether payable directly or by withholding), together with any interest hereof and any penalties, additions to tax or additional amounts imposed by any governmental authority responsible for the imposition of Taxes.

                3.11 ERISA. Seller does not maintain or have any liability with respect to any employee benefit, bonus, fringe benefit or other compensatory plan, policy or arrangement (whether or not an employee benefit plan, (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) with respect to employees, consultants, contractors or subcontractors of the Business. Seller does not have any obligation to contribute to, or other liability with respect to, any multiemployer plan, as defined in Section 3(37) of ERISA in connection with the Business or any defined benefit plan. The Seller's 401(k), if any, has received a determination letter from the Internal Revenue Service that the plan meets, in form, the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and Seller has not materially amended such plan in any manner since the date of such letter. The Seller agrees to terminate the 401(k) simultaneously with the Closing.

                3.12 NO DEFAULT. Seller is not in, and has not received or given notice of, any material default or claimed, purported or alleged material default of any material contract or agreement with respect to the Business or the Assets, including without limitation, any contract or agreement which is included in the Assumed Liabilities. Seller has not given or received notice of any facts that, with notice or lapse of time, or both, would constitute a material default on the part of any party in the performance of any material contract or agreement with respect to the Business or the Assets, including without limitation, any contract or agreement which is included in the Assumed Liabilities.

                3.13 COMPLIANCE WITH ENVIRONMENTAL LAWS. The Business and the Assets (i) are and have been in compliance in all material respects with all applicable Environmental Laws (as hereafter defined). There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against Seller or concerning the Business or the Assets pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety which would reasonably be expected to result in a fine, penalty or other obligation, cost or expense. There are and have been no past or present conditions, acts or omissions by Seller or events occurring in connection with the Business or the Assets which would reasonably be expected to prevent compliance in any material respect with Environmental Laws, or which have given rise to or will give rise to material liability under Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety. As used in this Agreement the term "Environmental Laws" shall mean federal, state, local and foreign laws, regulations and codes now



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or hereafter in effect, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or health and safety.

                3.14 SOLVENCY. Except as set forth on Schedule 3.14, the Seller and its subsidiaries taken as whole, are and will continue to be Solvent after giving effect to the transactions contemplated hereby. As used herein, "Solvent" means that on a particular day, the Seller and its subsidiaries, taken as a whole, (a) have a fair value and present fair saleable value of their assets that exceeds their stated liabilities and identified contingent liabilities, (b) are able to pay their debts as such debts become absolute and mature, and (c) have, and expect to continue to have, access to capital that would not be unreasonably small for the conduct of their business as now conducted and as proposed to be conducted.

                3.15    INVESTMENT REPRESENTATION.

                        (a) Seller is acquiring the Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

                        (b) Seller understands that (i) the Shares have not been registered under the 1933 Act by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration;
(ii) each certificate representing the Series E Preferred Stock will be endorsed with the legend in substantially the following form:


                "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "1933 ACT") AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

and (iii) the Buyer will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to Securities and Exchange Commission ("SEC") Rule 144 and the Seller provides the Buyer with evidence reasonably satisfactory to the Buyer and its counsel that the proposed transaction satisfies the requirements of Rule 144. The Buyer agrees to remove the foregoing legend from any securities if the requirements of SEC Rule 144(k) (or any successor rule or regulation) apply with respect to



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such securities and the Company and its counsel are provided with reasonably satisfactory evidence that the requirements of Rule 144(k) apply.

                        (c) Seller can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

                        (d) Seller has not been offered the Shares by any form of advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by such media.

                        (e) Seller is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

                        (f) The Seller was not formed for the specific purpose of acquiring the Shares offered hereunder. Seller shall not liquidate and dissolve whereby the Shares will be distributed to the stockholders of Seller except in compliance with the terms of this Section 3.15.

                3.16 FULL DISCLOSURE. Except as otherwise disclosed in the Schedules or Exhibits hereto or the other representations and warranties made by Seller in this Section 3, neither Seller or any of the employees of Seller has actual knowledge of any fact as of the date hereof that materially adversely affects or will materially adversely affect, the operations or condition of the Business or the ability of Seller to perform its obligations under this Agreement or the agreements referred to herein and the transactions contemplated hereby or thereby.

                3.17 BROKERS AND FINDERS. Neither Seller nor any of its affiliates, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

                4.1 ORGANIZATION; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as it is now being conducted. The execution, delivery and performance of this Agreement by Buyer and the performance by Buyer of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate proceedings of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

                4.2 NO CONSENT. No consent, order, license, approval or authorization of, or exemption by, or registration or filing with, any governmental authority, bureau or agency, and no consent or approval of any Person is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement or the consummation of the transactions contemplated by this Agreement.



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                4.3     NO BREACH. Neither the authorization, execution,
delivery or performance of this Agreement by Buyer nor the consummation of any transactions contemplated by this Agreement will (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate, conflict with or result in the material breach or termination of, or otherwise give any Person the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default (by way of substitution, novation or otherwise) under the terms of, any material contract, lease, bond, agreement, franchise or other instrument to which Buyer is a party.

                4.4 CAPITALIZATION; VALIDITY OF SHARES. As of the Closing, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $.001 par value, and 10,391,608 shares of Preferred Stock, $.001 par value, of which 4,545,454 shares are designated Series A Preferred Stock and 1,730,770 shares are designated Series B Preferred Stock. Immediately prior to the Closing, there will be issued and outstanding 9,871,731 shares of Common Stock, 4,545,454 shares of Series A Preferred Stock, and 1,730,770 shares of Series B Preferred Stock. As of the Closing, all issued and outstanding shares of the Company's capital stock, including the Shares, will be duly authorized and validly issued, and will be fully paid and nonassessable.

                4.5 BROKERS AND FINDERS. Neither Buyer nor any of its affiliates, associates, officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        5.      OTHER OBLIGATIONS AND COVENANTS OF SELLER.

                5.1 RESTRICTIVE COVENANTS. As a covenant ancillary to the purchase of the Assets, as provided herein and to ensure Buyer receives the full benefit of the transfer and assignment of such Assets as contemplated by this
Agreement:

                        (a) Seller agrees that for a period of three (3) years from the Closing Date, Seller will not, without the prior express written consent of Buyer enter into or engage in any business or perform any service, or have any interest whether as a partner, stockholder, principal, agent, consultant, or in any other capacity or manner whatsoever, in any enterprise, which directly or indirectly, is involved in providing strategic and analytical support services, including information systems and information management support, and billing and collection services to physicians, clinics, and other medical practitioners in any geographic area of the United States; provided, however, that Seller shall not be prohibited from owning capital stock of the Buyer. Seller agrees that, if any portion of this provision is found to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect the validity, legality, and enforceability of any other portion of this provision. It is the desire of each Seller and the Buyer that this entire provision be valid, binding and enforceable to the maximum extent permitted by law. In the event any term or provision of the foregoing provision is found to be invalid, illegal or unenforceable for any reason, then each Seller and the Buyer agree that they will seek to have the court or arbitrator limit the scope of that subsection to the minimum extent necessary to make the subsection valid and enforceable.

                        (b) The Seller recognizes that the provisions contained in Section 5.1(a) are reasonably necessary for Buyer's protection and realization of the benefit to Buyer of its bargains



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under this Agreement and that a violation of Section 5.1(a) will cause damage which will be irreparable or impossible to ascertain, and, accordingly, that Buyer shall be entitled to an injunction or other similar relief in equity from a court of competent jurisdiction to enforce these restrictions or restrain a violation of Section 5.l(a). The right of Buyer to such relief shall be in addition to any other rights it may have, whether at law or in equity.

                        (c) If Seller violates the terms of Section 5.1(a) and Buyer brings legal action for injunctive or other relief, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full term of the covenants provided herein. In the event a court of competent jurisdiction would decide that an action of the Seller is considered to be a violation of Section 5.1(a), the covenants shall be deemed to have a duration specified in Section 5.1(a), to be increased with the time such violation lasted.

                        (d) If Section 5.1(a) is more restrictive than permitted by the laws of the jurisdiction in which Buyer seeks enforcement hereof, Section 5.1(a) shall be limited only to the extent required to permit enforcement under such laws. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any proceedings, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 5.1 for the purpose of those proceedings only to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Section
5.1 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

                5.2     EMPLOYEES.

                        (a) NON-SOLICITATION OF EMPLOYEES. For a period of three (3) years from the Closing Date, neither Seller nor Phillip B. Douglas ("Douglas"), or their agents or representatives shall, without Buyer's prior written consent, solicit to employ (or enter into or solicit to enter into any consulting, contractor or subcontractor arrangement or any work relationship of any kind with) any employee employed by Buyer or by any of Buyer's affiliates. In addition, for a period of three (3) years from the Closing Date, neither Seller nor Douglas, or their agents or representatives shall, without Buyer's prior written consent, employ (or enter into or solicit to enter into any consulting, contractor, or subcontractor arrangement or any work relationship of any kind with) any employee employed by Buyer or by any of Buyer's affiliates whose employment with Buyer or any affiliate of Buyer has terminated, unless such employee's termination of employment was initiated by Buyer, or by Buyer's affiliate, as applicable, or whose employment has not voluntarily terminated at least one hundred eighty (180) days prior to the approach by Seller or Douglas to such employee.

                        (b) NO OBLIGATION TO EMPLOY. Buyer may offer employment to any employee of Seller on such terms as Buyer in its discretion may deem advisable but shall have no obligation to employ or offer employment to any such Seller employee. In no event shall Seller have any liability or obligation relating to the employment of any employee of Seller, including in that limitation, any severance, accrued vacation, sick pay, or any other liabilities or obligations whatsoever.

                5.3 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. From February 28, 1999 until the Closing Date, Seller shall have carried on the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during such time period Seller shall operate the Business in accordance with the following provisions:

                        (a) Seller shall use its commercially reasonable best efforts to: (i) make timely payments or accounts payable and other obligations and liabilities of the Business in accordance with past practice;
(ii) use reasonable efforts to keep available the services of its key employees;
(iii) maintain satisfactory relationships with customers and others having a relationship with the Business; (iv) maintain the Assets and the properties of the Business in their current state of repair excepting normal wear and tear;
(v) maintain all policies of insurance in effect on the date hereof (or comparable replacements thereof); (vi) comply with all laws, ordinances, orders, injunctions and decrees applicable to it and to the conduct of the Business and the use of the Assets; (vii) make no changes in policies including credit approval or credit terms.

                        (b) Seller shall not, without the prior written consent of Buyer: (i) mortgage, pledge or otherwise encumber any of the Assets or sell, transfer, assign or otherwise dispose of any material Asset; (ii) waive any rights related to the Business; (iii) except in accordance with agreements entered into prior to the date of this Agreement, grant or agree to grant any bonuses to any employee which are inconsistent with past practices, any increase in the rate of salaries or compensation of its employees or any specific increase to any employee or provide for any new pension, severance, retirement or other employment benefits to any of its employees or any increase in any existing benefits other than in the ordinary course of business consistent with past practice; (iv) collect accounts receivable in a manner inconsistent with past practice; or (v) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue.

        6. CONDITIONS TO BUYER'S OBLIGATION. The obligation of Buyer to consummate the transactions provided for hereby are subject to the satisfaction of the following conditions on or before the Closing Date unless waived in writing by Buyer:

                6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by Seller at and as of the Closing
Date), and Seller shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing.

                6.2 NO PROCEEDINGS OR LITIGATION. No action by any governmental entity or any third party shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which could have a material adverse effect on the business, operating prospects or financial condition of Seller.

                6.3 OPINION OF COUNSEL. Buyer shall have received an opinion from Seller's outside counsel, dated the Closing Date, addressed to Buyer, covering such matters as are set forth in Exhibit A.

                6.4 NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date of this Agreement any event, circumstance or development, or any change in or effect on the Company that has or could be expected to have a material adverse effect on the Business.

                6.5 FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind listed on Schedule 3.2 (including, without limitation, the receipt by Seller of consents, if any, required under the contracts listed in Schedule 3.3) or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by Seller of its obligations under, this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to Buyer.

                6.6 CERTIFICATES. In the event that the Closing does not occur simultaneously with the execution of this Agreement, Seller shall have furnished Buyer with such certificates of Seller to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by Buyer.

        7. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction of the following conditions on or before the Closing Date unless waived in writing by Seller.

                7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by Buyer at and as of the Closing Date), and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing.

                7.2 NO PROCEEDINGS OR LITIGATION. No action by any governmental entity or any third party shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                7.3 CERTIFICATES. In the event the Closing does not occur simultaneously with the execution of this Agreement, Buyer shall have furnished Seller with such certificates of Buyer to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by Seller.

        8. CLOSING. The Closing of the sale of the Assets pursuant to this Agreement (the "Closing") shall take place on April 19, 1999 (the "Closing Date") at 10:00 a.m. at the offices of Stradling Yocca Carlson & Rauth, Newport Beach, California, or at such other time and place as the parties mutually agree in writing. At the Closing, (i) Buyer shall issue to Seller Sixty Thousand (60,000) shares of Common Stock of the Buyer and shall execute and deliver to Seller an instrument of assumption of the Assumed Liabilities, dated as of the Closing Date and in a form reasonably acceptable to Seller, and (ii) Seller will deliver to Buyer such bills of sale and other documents and instruments dated as of the Closing Date as Buyer reasonably deems necessary or appropriate to transfer the Assets to Buyer and to consummate the transactions contemplated hereby.

        9. CONFIDENTIALITY. Neither Seller nor any of its affiliates, agents or representatives shall, directly or indirectly, use or disclose to any Person any confidential or proprietary information of or relating to Buyer, the Business or the Assets except with Buyer's prior written consent, except as shall be disclosed to Seller's attorneys and accountants who shall be bound by a similar obligation of confidentiality, or as may be necessary to assign contracts of Seller. Neither Buyer nor any or its affiliates, agents or representatives shall, directly or indirectly, use or disclose to any Person any confidential or proprietary information of or relating to Seller without Seller's prior written consent, except as shall be disclosed to Buyer's attorneys and accountants, or as may be necessary to assign contracts of Seller. For purposes of this Section, the term "confidential or proprietary information" shall mean all information that is known to a party or its respective affiliates or to their employees, consultants or others in a confidential relationship with such party and relates to such matters as marketing plans, strategies, customer lists, forecasts, prices of any other party hereto and shall further include all terms and conditions under this Agreement, provided that any information relating to the Business or the Assets shall in no event be deemed to be confidential or proprietary information of Seller; and provided further that the term "confidential or proprietary information" shall not include information (i) rightfully received by Seller or Buyer, as the case may be, from parties other than the parties to this Agreement; (ii) generally available to the public; or
(iii) required to be disclosed by applicable law. If disclosure is required by law, the party required to make such disclosure shall give notice to the other party hereto so that such other party may seek a protective order.

        10. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of Seller and Buyer; (b) by Buyer or Seller, if the Closing shall not have occurred on or before April 30, 1999; (c) by Buyer, if there has been a material violation or breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligation of Buyer impossible and such violation or breach has not been waived by Buyer; or (d) by Seller, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligation of Seller impossible and such violation or breach has not been waived by Seller. In the event of such termination, this Agreement shall become null and void and shall have no force or effect, with no liability on the part of any party other than for its breach hereof.

        11.     MISCELLANEOUS PROVISIONS.

                11.1 FURTHER ASSURANCES. From time to time after the Closing Date, upon Buyer's reasonable request, Seller will (at Seller's cost) execute, deliver and acknowledge all such further instruments of transfer and conveyance and do and perform all such other acts and things as Buyer may reasonably require to more effectively transfer the Assets to Buyer and to put Buyer in possession of the Assets.

                11.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

                11.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consents by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above.

                11.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or three (3) days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

                        (a)     IF TO SELLER TO:

                                       Phillip B. Douglas
                                       Management and Technology Solutions, Inc.
                                       9931 Corporate Campus Drive
                                       Suite 3500
                                       Louisville, Kentucky 40223

                                       With a copy to:
                                       Lawrence K. Banks, Esq.
                                       Greenbaum, Doll & McDonald
                                       3300 National City Tower
                                       101 South Fifth Street
                                       Louisville, Kentucky 40202-3197


or to such other person or address as Seller shall furnish to Buyer in writing pursuant to the above.

                        (b)     IF TO BUYER TO:

                                       The TriZetto Group, Inc.
                                       567 San Nicholas Drive, Suite 360
                                       Newport Beach, CA 92660
                                       Attn: Brian Karr

                                       With a copy to:

                                       K.C. Schaaf, Esq.
                                       Stradling Yocca Carlson & Rauth
                                       660 Newport Center Drive, Suite 1600
                                       Newport Beach, CA 92660-6441

or to such other person or address as Buyer shall furnish to Seller in writing pursuant to the above.

                11.5 TERMINOLOGY. For purposes of this Agreement, the phrase "in the ordinary course of business" and the phrase "in accordance with past practice" shall refer to the customary operations and practices of Seller in the conduct of the Business, but shall in no event include any acts or failures to act which would cause Seller to violate or breach any covenant, agreement, representation or warranty made by Seller under this Agreement. As used herein, the term "affiliate" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.

                11.6 ASSIGNMENT. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto. No permitted assignment shall release the assignor from its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respect successors, assigns, heirs, executors and personal representative.

                11.7 GOVERNING LAW. ALL MATTERS WITH RESPECT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN BETWEEN RESIDENTS THEREOF (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW). ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA.

                11.8 COUNTERPARTS. This Agreement may be executed in two or more fully or partially executed counterparts, each of which shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

                11.9 HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                11.10 JOINT EFFORT. The provisions of this Agreement have been examined, negotiated and revised by counsel for each party, and no implication shall be drawn against any party hereto by virtue of the drafting of this Agreement.

                11.11 ENTIRE AGREEMENT. This Agreement, and the Exhibits and Schedules hereto and any other document to be furnished pursuant to the provisions hereof embody the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein.

There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

                11.12 BULK SALES LAW. Buyer and Seller hereby agree to waive compliance by the other with the provisions of any applicable Bulk Sales Law of any jurisdiction. Seller agrees to defend, indemnify and hold Buyer and the Assets harmless from and against any claim, liability, obligation, cost and expense, including reasonable attorneys' fees, which arises from or as a result of such non-compliance by the parties.

                11.13 CONFIDENTIALITY. Seller and Buyer agree to keep the terms of this Agreement confidential unless disclosure is required by law or authorized in writing by both Buyer and Seller.

                11.14 PUBLICITY. Prior to the Closing Date, all press releases and other publicity and communications relating to the sale of the business will require the approval of both Seller and Buyer.

                11.15 NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement are intended solely for the benefit of the parties hereto, and no other party is entitled to any rights, benefits or privileges created hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed, all as of the day and year first above written.


THE TRIZETTO GROUP, INC.,               MANAGEMENT AND TECHNOLOGY
a Delaware corporation                  SOLUTIONS, INC., a Delaware corporation


By:                                     By: /s/ PHILLIP B. DOUGLAS
   --------------------------------        -------------------------------------

Its:                                    Its: President
    -------------------------------         ------------------------------------

Name:                                   Name: Phillip B. Douglas
     ------------------------------          -----------------------------------


The undersigned is individually executing this Asset Purchase Agreement as an individual stockholder and executive of the Seller and is subject only to the specific provisions of Section 5.2(a).


                                        /s/ PHILLIP B. DOUGLAS
                                        ----------------------------------------
                                        Phillip B. Douglas

        IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed, all as of the day and year first above written.


THE TRIZETTO GROUP, INC.,               MANAGEMENT AND TECHNOLOGY
a Delaware corporation                  SOLUTIONS, INC., a Delaware corporation


By: /s/ JEFFREY H. MARGOLIS             By:
   --------------------------------        -------------------------------------

Its: President                          Its:
    -------------------------------         ------------------------------------

Name: Jeffrey H. Margolis               Name:
     ------------------------------          -----------------------------------


The undersigned is individually executing this Asset Purchase Agreement as an individual stockholder and executive of the Seller and is subject only to the specific provisions of Section 5.2(a).



                                        ----------------------------------------
                                        Phillip B. Douglas



                                       17